EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Donegal Group Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-93785, 333-94301, 333-89644, 333-142614 and 333-174612) on Form S-8 and registration statements (Nos. 333-59828 and 333-174594) on Form S-3 of Donegal Group Inc. of our report dated March 8, 2014, with respect to the consolidated balance sheets of Donegal Financial Services Corporation and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, which reports appear as a schedule to the December 31, 2013 annual report on Form 10-K of Donegal Group Inc.

/s/ ParenteBeard LLC
Lancaster, Pennsylvania
March 12, 2014